Exhibit 99.1

BGC’s Newmark Grubb Knight Frank (NGKF) To Acquire Cornish & Carey Commercial,

Northern California’s Premier Commercial Real Estate Firm

— One of North America’s Largest Regional Commercial Real Estate Firms

To Join the NGKF Family As Newmark Cornish & Carey —

New York (January 21, 2014) – Newmark Grubb Knight Frank (“NGKF” or “Newmark”), one of the largest commercial real estate service businesses in the U.S., and part of BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC”), announced today BGC’s agreement to acquire Cornish & Carey Commercial (“Cornish & Carey”). With approximately $135 million in revenues in 2012 and over 275 brokers, Cornish & Carey is Northern California’s preeminent full-service commercial real estate company. Financial details of the transaction were not disclosed. BGC expects the transaction will be immediately accretive upon closing. The transaction is expected to be completed by the middle of 2014.

Cornish & Carey has been the dominant force in Northern California and Silicon Valley real estate since 1935, and significantly bolstered its position in the market when it partnered with NGKF in 2010.

NGKF CEO Barry M. Gosin said, “Our partnership with Cornish & Carey has been tremendously successful. We now have an even greater ability to provide clients in the important Northern California marketplace the complete array of NGKF’s services including site selection, leasing advisory, facilities management, property management, project management, investment sales, global corporate services, and valuation among others. A primary driver of NGKF’s growth is acquiring spectacular talent in key markets. Cornish & Carey’s commitment to serving clients, and its culture and performance, align perfectly with NGKF’s client-centric service and growth model.”

Cornish & Carey Commercial President and CEO Chuck Seufferlein, one of the most respected figures in California’s commercial real estate industry, has been named President of NGKF’s Western Region. Scott Carey, carrying on the firm’s family name, remains Chairman and General Counsel.

Mr. Seufferlein said, “Cornish & Carey is a trusted name among decision makers in technology, life sciences, finance and other sectors in Northern California and Silicon Valley. As Newmark Cornish & Carey, our clients will benefit enormously from the exceptional breadth of services that NGKF offers globally.”

“This is an exciting time for our firm, our clients and our brokers,” Mr. Seufferlein added. “Cornish & Carey originally partnered with NGKF because we recognized the value in joining forces with a firm that has built both a dominant New York presence and extensive international reach. Our successful partnership with NGKF, BGC’s strong balance sheet, and BGC’s and NGKF’s outstanding relationships with top-tier corporations and financial institutions, are compelling reasons to join together. The resources to invest and grow, along with the unparalleled expertise and opportunity that exists across NGKF, BGC and its affiliated businesses, are unrivaled in the industry.”

Mr. Gosin added, “Coupled with NGKF’s strong Southern California presence, this union solidifies our ability to offer an unequaled scope of services throughout the state and underscores our commitment to providing exceptional resources to the commercial real estate market coast to coast.”

Newmark Cornish & Carey offices are located in Emeryville, Hayward, Marin, Palo Alto, Pleasanton, Roseville, Sacramento, San Francisco, San Mateo, Santa Clara, Santa Rosa and Walnut Creek. Its full range of services includes tenant and landlord representation, investment sales, finance, global corporate services, and property and facilities management, complementing NGKF’s outstanding global services business and the unparalleled capital markets capabilities through BGC’s relationships with Cantor Fitzgerald and Cantor Commercial Real Estate (CCRE).

About Newmark Grubb Knight Frank

Newmark Grubb Knight Frank is one of the world’s leading commercial real estate advisory firms. Together with London-based partner Knight Frank and independently-owned offices, NGKF’s 12,000 professionals operate from more than 320 offices in established and emerging property markets on five continents.

With roots dating back to 1929, NGKF’s strong foundation makes it one of the most trusted names in commercial real estate. NGKF’s full-service platform comprises BGC’s real estate services segment, offering commercial real estate tenants, landlords, investors and developers a wide range of services including leasing; capital markets services, including investment sales, debt placement, appraisal, and valuation services; commercial mortgage brokerage services; as well as corporate advisory services, consulting, project and development management, and property and corporate facilities management services. For further information, visit www.ngkf.com.

NGKF is a part of BGC Partners, Inc. (NASDAQ: BGCP), a leading global brokerage company primarily servicing the wholesale financial and real estate markets. For further information, visit www.bgcpartners.com.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings. These risks include those related to the possibility that the Cornish & Carey transaction, which is subject to certain customary closing conditions, does not close in a timely manner or at all.

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